Exhibit 5.1
[Letterhead of AmTrust Financial Services, Inc.]

May 19, 2010

AmTrust Financial Services, Inc.
59 Maiden Lane, 6th Floor
New York, New York 10038

Ladies and Gentlemen:

This opinion is delivered to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) on the date hereof by AmTrust Financial Services, Inc., a Delaware corporation (the “Company”) under the Securities Act of 1933, as amended (“the Act”) for registration under the Act of 6,045,511 shares of common stock, $0.01 par value (the “Common Stock”), of the Company. The Common Stock being registered are shares to be offered and issued by the Company pursuant to its 2010 Omnibus Incentive Plan (the “Plan”).

For purposes of this opinion, I have reviewed copies duly authenticated to my satisfaction of the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated By-Laws, the minutes of its Board of Directors, Committees and its stockholders, the Plan and the Registration Statement. I have examined the proceedings taken and proposed to be taken in connection with the offer and issuance of the Shares. I have also examined such other documents, records and certificates and made such further investigation as I have deemed necessary for the purpose of rendering this opinion.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I hereby advise you that in my opinion, the shares of Common Stock have been duly authorized and reserved for issuance under the Plan by all necessary corporate action on the part of the Company and, when (i) the Registration Statement becomes effective under the Act, (ii) the shares of Common Stock have been duly executed and delivered on behalf of the Company, and (iii) the shares of Common Stock are issued in accordance with the terms of the Plan, the shares of Common Stock will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement.  In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the Delaware General Corporation Law be changed by legislative action, judicial decision or otherwise.  This opinion is furnished by me as General Counsel and Secretary of the Company in connection with the filing of the Registration Statement and is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without the prior express written permission of the Company.

Very truly yours,

/s/ Stephen B. Ungar
Stephen B. Ungar
General Counsel and Secretary